Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-69145 and 333-86530 of Newmont Mining Corporation of our report dated June 28, 2007 relating to the financial statements of Retirement Savings Plan of Newmont, which appears in this Form 11-K.

/s/ Causey Demgen & Moore Inc.

Causey Demgen & Moore Inc.
Denver, Colorado
June 28, 2007